CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 69 to the Registration Statement (Form N-1A Nos. 2-77207 and 811-03456) of our reports dated January 27, 2021 on the financial statements and financial highlights of General Government Securities Money Market Fund and General Treasury Securities Money Market Fund (two of the funds constituting General Government Securities Money Market Funds, Inc.) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended November 30, 2020.

/s/ ERNST & YOUNG LLP

New York, New York
March 25, 2021